Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 78 to Registration Statement No. 002-38910 on Form N-1A of our report dated February 24, 2017, relating to the financial statements and financial highlights of Lord Abbett Bond-Debenture Fund, Inc. appearing in the Annual Report on Form N-CSR of Lord Abbett Bond-Debenture Fund, Inc. for the year ended December 31, 2016 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 27, 2017